EXHIBIT 15.1

Eckerd Corporation
8333 Bryan Dairy Road
Largo, Florida 34647

Gentlemen:

Re: Registration Statement on Form S-3 of Eckerd Corporation
    Filed Pursuant to Rule 462(b) of the Securities Act of 1933

    With respect to the subject registration statement, we acknowledge our awareness of the incorporation by reference therein of our reports dated June 10, 1995 and September 7, 1995 related to our reviews of interim financial information.

    Pursuant to Rule 436(c) under the Securities Act of 1933 (the "Act"), such reports are not considered a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

Very truly yours,

    /s/ KPMG PEAT MARWICK LLP

Tampa, Florida
December 7, 1995